PROMISSORY NOTE

FOR VALUE RECEIVED, and intending to be legally bound hereby, James C. Dobrowolski, ("Maker") promises to pay to the order of U.S. Facilities, Inc. ("Payee"), the principal sum of ONE HUNDRED THIRTY THOUSAND DOLLARS ($130,000.00).

Repayment of said loan by Maker shall be due in full on April 30, 2009.

Maker may prepay all or any portion of the outstanding principal balance hereof at anytime without any prepayment charge or penalty.

In the event the Maker does not pay the $130,000.00 amount on April 30, 2009 the full amount shall become due immediately with interest at the rate of 8%. If the principal payment cannot be satisfied by the Maker on April 30, 2009 the Maker must pay the principal plus interest within 15 days. In the event said balance is not received within the 15 days said Promissory Note shall be in default.

In the event of default Maker irrevocably authorizes and empowers any attorney of any court of record to appear for maker in any and all actions, and upon the occurrence and continuation of an event of default to (1) enter judgement against maker for the principal sum hereof; or (2) sign for maker an agreement for entering in any competent court an amicable action or actions to confess judgment against maker for all or any part of the indebtedness; and in either case for interest, costs and Payee's costs together with a reasonable collection fee.

6/20/08 Dated — [signature] Maker
James C. Dobrowolski

6/20/08 Dated — [signature] Payee
U.S. Facilities, Inc.